EXHIBIT 4.1

                       ASSIGNMENT AND SETTLEMENT AGREEMENT

THIS  AGREEMENT  made  effective  the  31st  day  of  July,  2000


BETWEEN:            COAST  FALCON  RESOURCES  LTD.
                    ------------------------------
                    A  British  Columbia  Company
                    (the  "Company")

AND:                VERNON  MEYER
                    -------------
                    a  director  and  officer  of  the  Company
                    (the  "Assignor")

AND:                WMC  EQUITIES  INC.
                    -------------------
                    a  British  Columbia  Company
                    ("WMC")

AND:                PETERSEN  MANAGEMENT  INC.
                    --------------------------
                    a  British  Columbia  Company
                    ("PMI")

AND:                PEMCORP  MANAGEMENT  INC.
                    -------------------------
                    A  British  Columbia  Company
                    ("Pemcorp")
                    ("Pemcorp"  together  with  WMC and PMI, the "Assignees")

WHEREAS:

A. As of the date of this Agreement, the Company owes the Assignor the sum of $81,663.24 primarily for management consulting services for the thirty months ended July 31, 2000 (the "Debt");

B. The Assignor wishes to assign, effective as of the date of this Agreement, to the Assignees, all of the Assignor's right, title and interest in and to the Debt; and

C. The Assignees understand and acknowledge that the Company is experiencing financial difficulty and does not have the ability to pay the Debt and as a consequence have agreed to accept common shares of the Company having nominal value in full settlement and satisfaction of the Debt.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the covenants contained herein the parties hereto agree as follows:

1. For the purpose of this Agreement, "Settlement Date" means the date that is 5 business days after the date on which the Company receives approval from its shareholders to issue the "Settlement Shares" in full settlement and satisfaction of the Debt in accordance with the terms of this Agreement.


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2.   The Creditor and the Company  represent and warrant to the  Assignees  that the Debt is outstanding and payable to the Creditor as at the effective date hereof.

3. The Creditor represents and warrants to the Assignees that he has the right to assign the Debt to the Assignees, as herein contemplated, and that the Debt is free and clear of any and all charges, liens and encumbrances of any nature or kind.

4. For the sum of $10.00, the sufficiency and receipt of which is hereby acknowledged by the Assignor, the Assignor hereby sells, assigns and transfers to the Assignees and the Assignees hereby accept all of the Assignor's right, title and beneficial interest in and to the Debt.

5. The Company hereby acknowledges and agrees to the within assignment of the Debt to the Assignees.

6. The Assignees hereby agree to accept 2,028,750 non-assessable shares in the common stock of the Company, after the Company gives effect to a minimum ten (old shares) for one (new share) reverse split of its common stock (the "Reverse Split"), at a deemed price of approximately $0.04 per share, post reverse split, (the "Settlement Shares"), in full settlement and satisfaction of the Debt. The number of Settlement Shares be issued to each of the Assignees is set out on Schedule A hereto.

7. The Assignees hereby agree and acknowledge that the number of shares of the Company issued in full settlement of the Debt is arbitrary and was arrived at through negotiations, there is no active market for the shares of the Company and the Company has not represented to the Assignees that the Settlement Shares have or will ever have a realizable value equal to the face amount of the Debt or any realizable value whatsoever.

8. Subject to the issuance and receipt of the Settlement Shares on the Settlement Date, the Assignor and the Assignees hereby forever release and discharge the Company from the Debt.

9. The consummation of the transaction contemplated hereby is subject the Company receives approval from its shareholders to issue the "Settlement Shares" and the Reverse Split. If such approval is not obtained and the Reverse Split is not made effective by September 15, 2000 this Agreement shall be terminated and have no further force or effect unless the parties hereto agree otherwise.

10. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors and assigns.

11.  Time is of the essence of this Agreement.

12. This Agreement shall be construed in accordance with the laws of the province of British Columbia.

13.  The undersigned have the requisite authority to enter into this Agreement.

14. This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the day and year first above written.


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15.  This Agreement represents the entire agreement between the parties.




    /s/  Vernon  Meyer                             /s/  Bill  McCartney
------------------------------                 --------------------------
Vernon  Meyer,  Director                       Bill  McCartney,  Director
Coast  Falcon  Resources  Ltd.                 WMC  Equities  Inc.




    /s/  Leonard  Petersen                         /s/  Vernon  Meyer
------------------------------                 --------------------------
Leonard  Petersen,  Director                   Vernon  Meyer
Petersen  Management  Inc.




   /s/  Leonard Petersen
--------------------------
Leonard Petersen, Director
Pemcorp  Management  Inc.

                                  SCHEDULE  "A"
                       ASSIGNMENT AND SETTLEMENT AGREEMENT


ASSIGNEE                          NUMBER OF SETTLEMENT SHARES

WMC  Equities  Inc.                         500,000
Petersen  Management  Inc.                  500,000
Pemcorp  Management  Inc.                 1,028,750
                                         ----------
                                          2,028,750
                                         ==========


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